Exhibit 99.1

Trevena Reports TRV027 Did Not Achieve Primary or Secondary Endpoints in BLAST-AHF Phase 2b Trial in Acute Heart Failure

KING OF PRUSSIA, PA, May 16, 2016 — Trevena, Inc. (NASDAQ: TRVN), a clinical stage biopharmaceutical company focused on the discovery and development of biased ligands targeting G protein coupled receptors, today announced that the company’s TRV027 failed to meet either the primary or secondary endpoints in the Phase 2b BLAST-AHF study in acute heart failure (AHF). The company expects to focus its efforts on its lead Phase 3 oliceridine pain program and its earlier stage programs.

“We are very disappointed that TRV027 failed to show the hoped for benefits to patients in the BLAST-AHF study.  We will continue to analyze the data to further understand the outcome, but believe the study was well conducted and has answered the questions it was designed to test,” said David Soergel, M.D., chief medical officer.  “We are extremely grateful to the patients and investigators who participated in the trial.”

“It is always disappointing when an investigational product fails to support a promising hypothesis in a clinical trial,” said Maxine Gowen, Ph.D., chief executive officer.  “We remain confident in our Phase 3 oliceridine program, which has been granted Breakthrough Therapy designation by the FDA, as well as our earlier stage opportunities and platform, and we remain committed to bringing innovative new medicines to patients to treat serious medical needs.”

Data from the BLAST-AHF trial will be presented in a late-breaking trials session scheduled for 2:15-3:45pm CEST on Saturday, May 21 at Heart Failure 2016, the annual congress of the Heart Failure Association of the European Society of Cardiology.

About the Phase 2b BLAST-AHF trial

BLAST-AHF was a randomized, double-blind, standard of care controlled trial in 618 patients with acute heart failure. The study compared TRV027 (1.0 mg/hr, 5.0 mg/hr and 25 mg/hr) plus standard heart failure therapy versus placebo plus standard therapy. The primary objective of this trial was to evaluate the effects of TRV027 on a composite of clinically important outcomes: mortality, worsening heart failure, hospital readmission rate, dyspnea, and length of hospital stay. In this study, TRV027 or placebo were initiated after presentation to the hospital and then continued to be administered for a minimum of 48 hours and a maximum of 96 hours. Pre-specified analyses to identify populations that may respond best to TRV027 included segmentation by ejection fraction, systolic blood pressure, plasma renin activity, and glomerular filtration rate.  The study methodology was published in the Journal of the American College of Cardiology — Heart Failure in March 2015.

About Trevena

Trevena, Inc. is a clinical stage biopharmaceutical company that discovers, develops and intends to commercialize therapeutics that use a novel approach to target G protein coupled receptors, or GPCRs. Using its proprietary product platform, Trevena has identified three biased ligand product candidates — oliceridine (TRV130) to treat moderate to severe acute pain intravenously (Phase 3), TRV734 to treat moderate to severe acute and chronic pain orally (Phase 1), and TRV250 for acute episodic migraine and other CNS disorders (preclinical).

Cautionary Note on Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for the Company, including statements about the Company’s strategy, future operations, clinical development of its therapeutic candidates, plans for potential future product candidates and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties related to the Company’s intellectual property; the status, timing, costs, results and interpretation of the Company’s clinical trials; the uncertainties inherent in conducting clinical trials; whether interim results from a clinical trial will be predictive of the final results of the trial or results of early clinical trials will be indicative of the results of future trials; expectations for regulatory approvals; availability of funding sufficient for the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements; other matters that could affect the availability or commercial potential of the Company’s therapeutic candidates; and other factors discussed in the Risk Factors set forth in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (SEC) and in other filings the Company makes with the SEC from time to time. In addition, the forward-looking statements included in this press release represent the Company’s views only as of the date hereof. The Company anticipates that subsequent events and developments may cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, except as may be required by law.

Contact:

Trevena, Inc.

Jonathan Violin, Ph.D.

Sr. Director, Investor Relations

(610) 354-8840 x231

jviolin@trevenainc.com